Exhibit 99.1
Press Release

Information for Investors:	Information for Media:

Bryan Hipsher	Michelle Kersch
Black Knight	Black Knight
904.854.3219	904.854.5043
bryan.hipsher@bkfs.com	michelle.kersch@bkfs.com

Black Knight Reports Third Quarter 2017 Financial Results

•	Revenues of $263.8 million and Adjusted Revenues of $264.8 million

•	Net Earnings Attributable to Black Knight of $14.7 million, or $0.21 per diluted share, and Adjusted Net Earnings of $54.3 million, or $0.36 per diluted share

•	Adjusted EBITDA of $128.2 million and Adjusted EBITDA Margin of 48.4%

JACKSONVILLE, Fla. - November 1, 2017 - Black Knight, Inc. (NYSE: BKI), a leading provider of software, data and analytics solutions to the mortgage and consumer loan, real estate and capital market verticals, today announced financial results for the third quarter and nine months ended September 30, 2017.

Revenues for the third quarter of 2017 decreased 1% to $263.8 million from $267.1 million in the prior year quarter. Net earnings attributable to Black Knight for the third quarter of 2017 were $14.7 million, or $0.21 per diluted share, compared to $11.2 million, or $0.16 per diluted share, in the prior year quarter. The results for the third quarter of 2017 include expenses associated with the spin-off of Black Knight from Fidelity National Financial, Inc. ("FNF") (the "Distribution").

Adjusted Revenues for the third quarter of 2017 decreased 1% to $264.8 million from $268.6 million in the prior year quarter. Excluding the effect of the Property Insight realignment, Adjusted Revenues growth for the third quarter of 2017 was 2%. Adjusted Net Earnings for the third quarter of 2017 increased 22% to $54.3 million, or $0.36 per diluted share, compared to $44.6 million, or $0.29 per diluted share, in the prior year quarter.

Adjusted EBITDA for the third quarter of 2017 increased 7% to $128.2 million from $119.8 million in the prior year quarter. Adjusted EBITDA Margin was 48.4% compared to 44.6% in the prior year quarter.

Black Knight Executive Chairman Bill Foley said, “We successfully completed the spin-off from FNF, which provides several key benefits such as a less complex corporate structure, enhanced trading liquidity and eligibility for index inclusion. Along with this milestone achievement, we continued to execute against our long-term strategic initiatives to drive organic growth. During the third quarter in particular, we expanded our relationships with several key existing clients through cross-sell and won new clients in existing markets.”

Black Knight Chief Executive Officer Tom Sanzone added, “During the third quarter, we delivered Adjusted Revenues growth of 2%, excluding the effect of the Property Insight realignment, and Adjusted EBITDA increased 7%, which drove Adjusted EBITDA Margin expansion of 380 basis points to 48.4%. The fundamentals of our business remain strong, and we remain focused on converting our significant implementation pipeline. As our clients continue to search for ways to increase efficiency and reduce risk and compliance exposure, Black Knight remains the right company at the right time to offer solutions to help them overcome these complex challenges and optimize performance.”

Revenues for the nine months ended September 30, 2017 increased 3% to $784.1 million from $764.5 million in the 2016 period. Net earnings attributable to Black Knight for the nine months ended September 30, 2017 were $35.1 million, or $0.51 per diluted share, compared to $34.0 million, or $0.50 per diluted share, in the 2016 period. The results for the nine months ended September 30, 2017 include expenses associated with the debt refinancing, Term Loan B repricing, resolution of a legacy legal matter and the Distribution.

Adjusted Revenues for the nine months ended September 30, 2017 increased 2% to $787.7 million from $770.3 million in the 2016 period. Excluding the effect of the Property Insight realignment, Adjusted Revenues growth for the nine months ended September 30, 2017 was 5%. Adjusted Net Earnings for the nine months ended September 30, 2017 increased 18% to $153.0 million, or $1.00 per diluted share, compared to Adjusted Net Earnings of $130.2 million, or $0.85 per diluted share, in the 2016 period.

Adjusted EBITDA for the nine months ended September 30, 2017 increased 8% to $373.9 million from $346.4 million in the 2016 period. Adjusted EBITDA Margin was 47.5% compared to 45.0% in the 2016 period.

Definitions of non-GAAP financial measures and the reconciliations to related GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules. Black Knight has not provided a reconciliation of forward-looking Adjusted Net Earnings Per Share and Adjusted EBITDA growth to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections of non-operating matters that may arise, as not all of the information necessary for a quantitative reconciliation is available to Black Knight without unreasonable effort.

Segment Information

Software Solutions (formerly Technology)

Adjusted Revenues for the third quarter of 2017 increased 2% to $224.5 million from $221.0 million in the prior year quarter. Our servicing software business had Adjusted Revenues growth of 6%, primarily driven by higher loan volumes on our core servicing software solution and price increases. In our origination software business, Adjusted Revenues declined 17%, primarily driven by lower Exchange volumes as a result of the 43% decline in refinancing originations as reported by the Mortgage Bankers Association. Adjusted EBITDA increased 5% to $131.5 million from $125.1 million, with an Adjusted EBITDA Margin of 58.6%, an increase of 200 basis points compared to the prior year quarter.

Adjusted Revenues for the nine months ended September 30, 2017 increased 5% to $665.6 million from $636.6 million in the 2016 period. Adjusted EBITDA increased 7% to $387.9 million from $363.4 million, with an Adjusted EBITDA Margin of 58.3%, an increase of 120 basis points compared to the 2016 period.

Data and Analytics

Adjusted Revenues for the third quarter of 2017 were $40.3 million compared to $47.6 million in the prior year quarter. Excluding the effect of the Property Insight realignment, Adjusted Revenues increased $1.0 million, or 3%, from the prior year quarter driven by growth in our property data and multiple listing service businesses. Adjusted EBITDA was $7.6 million compared to $8.4 million in the prior year quarter, with an Adjusted EBITDA Margin of 18.9%, an increase of 130 basis points compared to the prior year quarter.

Adjusted Revenues for the nine months ended September 30, 2017 were $122.1 million compared to $133.7 million in the 2016 period. Excluding the effect of the Property Insight realignment, Adjusted Revenues increased $11.7 million, or 11%, from the 2016 period. Adjusted EBITDA increased 4% to $22.9 million from $22.0 million in the 2016 period, with an Adjusted EBITDA Margin of 18.8%, an increase of 230 basis points compared to the 2016 period.

Realignment of Property Insight

Effective January 1, 2017, Property Insight, LLC ("Property Insight"), an indirect Black Knight subsidiary that provides information used by title insurance underwriters, title agents and closing attorneys to source and underwrite title insurance for real property sales and transfer, realigned its commercial relationship with FNF. In connection with the realignment, Property Insight employees responsible for title plant posting and maintenance were transferred to FNF. Under the new commercial arrangement, Black Knight continues to own the title plant technology and retains sales responsibility for third parties, other than FNF. As a result of the realignment, Black Knight no longer recognizes revenues or expenses related to title plant posting and maintenance, but charges FNF a license fee for use of the technology to access and maintain the title plant data. Had the realignment taken place on January 1, 2016, Black Knight revenues and expenses for 2016 would have been lower by approximately $30 million with essentially no effect to Adjusted EBITDA.

Distribution of FNF's Ownership Interest
On September 29, 2017, the transactions pursuant to the previously announced merger agreement among Black Knight Financial Services, Inc., FNF, Black Knight, Inc. and several subsidiaries of FNF were completed. The merger agreement was approved on September 27, 2017 at a special meeting of shareholders of Black Knight Financial Services, Inc.
The transactions effectively resulted in the indirect distribution of FNF’s equity interests in Black Knight Financial Services, Inc. to the holders of FNF Group common stock. Upon the closing of the transactions, Black Knight, Inc. became the new public parent of Black Knight Financial Services, Inc., and Black Knight Inc.'s shares began trading on the New York Stock Exchange under the trading symbol "BKI" on October 2, 2017.
References to Black Knight throughout this release are to Black Knight, Inc. after the Distribution and to Black Knight Financial Services, Inc. prior to the Distribution.

Share Repurchase Program
There were no share repurchases during the third quarter of 2017. As of September 30, 2017, Black Knight had approximately 8.8 million shares remaining under its share repurchase authorization.

Balance Sheet

As of September 30, 2017, Black Knight had cash and cash equivalents of $146.2 million and debt of $1,542.0 million. As of September 30, 2017, Black Knight had available capacity of $350.0 million on its revolving credit facility.

Business Outlook

The following forward-looking statements reflect Black Knight’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Black Knight does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.
Black Knight’s full year 2017 outlook is as follows:

•
Revenues and Adjusted Revenues growth are expected to be approximately 2.5% (5.5% adjusting to reflect the Property Insight realignment as if it had taken place on January 1, 2016), reflecting timing delays in certain client implementations

•	Adjusted Net Earnings Per Share is expected to be in the range of $1.36 to $1.38

•	Adjusted EBITDA growth is expected to be approximately 10%

Earnings Conference Call and Audio Webcast

Black Knight will host a conference call to discuss the third quarter 2017 financial results on November 1, 2017, at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available from 8:00 p.m. ET on November 1, 2017 through November 8, 2017, and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671, and entering replay passcode 13672323.

The call will also be webcast live from Black Knight's investor relations website at http://investor.bkfs.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Black Knight
Black Knight (NYSE: BKI) is a leading provider of integrated software, data and analytics solutions that facilitate and automate many of the business processes across the homeownership lifecycle.
Black Knight is committed to being a premier business partner that clients rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class software, services and insights with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.blackknightinc.com.

Non-GAAP Financial Measures
This earnings release presents non-GAAP financial information, including Adjusted Revenues, Adjusted Revenues Excluding the Effect of the Property Insight Realignment, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings and Adjusted Net Earnings Per Share. These are important financial performance measures for Black Knight, but are not financial measures as defined by generally accepted accounting principles ("GAAP"). The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Black Knight uses these non-GAAP financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Black Knight believes they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.
Adjusted Revenues and Adjusted EBITDA for the Software Solutions and Data and Analytics segments are presented in conformity with Accounting Standards Codification 280, Segment Reporting. These measures are reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For these reasons, these measures are excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's ("SEC'") Regulation G and Item 10(e) of Regulation S-K.
Adjusted Revenues - We define Adjusted Revenues as Revenues adjusted to include the revenues that were not recorded by Black Knight during the periods presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. These adjustments are reflected in Corporate and Other. This adjustment for the full year 2017 is expected to be approximately $4.5 million.
Adjusted Revenues Excluding the Effect of the Property Insight Realignment - We define Adjusted Revenues excluding the effect of the Property Insight realignment as Adjusted Revenues for the respective 2016 period determined on the basis as if the Property Insight realignment had taken place on January 1, 2016.
Adjusted EBITDA - We define Adjusted EBITDA as Net earnings, with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to:

•	Depreciation and amortization;

•	Interest expense;

•	Income tax expense;

•	Other expense, net;

•	Loss (gain) from discontinued operations, net of tax;

•	deferred revenue purchase accounting adjustment recorded in accordance with GAAP;

•	equity-based compensation, including related payroll taxes;

•	costs associated with debt and/or equity offerings, including the Distribution;

•	spin-off related transition costs; and

•	acquisition-related costs.
These adjustments are reflected in Corporate and Other.

Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.
Adjusted Net Earnings - We define Adjusted Net Earnings as Net earnings with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to:

•	the net incremental depreciation and amortization adjustments associated with the application of purchase accounting;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including related payroll taxes;

•	costs associated with debt and/or equity offerings, including the Distribution;

•	spin-off related transition costs;

•	acquisition-related costs;

•	significant legal and regulatory matters; and

•
adjustment for income tax expense at our full year estimated effective tax rate of approximately 37% for the three and nine months ended September 30, 2017 and 2016, assuming the conversion of all the shares of Class B common stock into shares of Class A common stock prior to the Distribution and assuming the effect of the non-GAAP adjustments.

Adjusted Net Earnings Per Share - For the periods prior to the Distribution, we calculate per share amounts assuming the exchange of all shares of Class B common stock into shares of Class A common stock at the beginning of the respective period. We also include the dilutive effect of any unvested restricted shares of common stock.

Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The risks and uncertainties that forward-looking statements are subject to include, but are not limited to:

•	security breaches against our information systems;

•	our ability to maintain and grow our relationships with our customers;

•	changes to the laws, rules and regulations that affect our and our customers’ businesses;

•	our ability to adapt our services to changes in technology or the marketplace;

•	the effect of any potential defects, development delays, installation difficulties or system failures on our business and reputation;

•	changes in general economic, business, regulatory and political conditions, particularly as they affect the mortgage industry;

•	risks associated with the availability of data;

•	the effects of our substantial leverage on our ability to make acquisitions and invest in our business;

•	our ability to successfully integrate strategic acquisitions;

•	risks associated with our spin-off from FNF, including limitations on our strategic and operating flexibility as a result of the tax-free nature of the spin-off; and

•	other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Annual Report on Form 10-K and other filings with the SEC.

SCHEDULE I
BLACK KNIGHT, INC.
Condensed Consolidated Balance Sheets
(In millions)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$146.2	$133.9
Trade receivables, net	169.2	155.8
Prepaid expenses and other current assets	42.5	45.4
Receivables from related parties	18.5	4.1
Total current assets	376.4	339.2
Property and equipment, net	165.0	173.0
Computer software, net	422.1	450.0
Other intangible assets, net	248.5	299.5
Goodwill	2,306.8	2,303.8
Other non-current assets	231.2	196.5
Total assets	$3,750.0	$3,762.0

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$52.1	$55.2
Accrued compensation and benefits	39.2	61.1
Current portion of long-term debt	55.1	63.4
Deferred revenues	54.2	47.4
Total current liabilities	200.6	227.1
Deferred revenues	98.1	77.3
Deferred income taxes, net	301.8	7.9
Long-term debt, net of current portion	1,486.9	1,506.8
Other non-current liabilities	12.5	3.5
Total liabilities	2,099.9	1,822.6

Equity:
Additional paid-in capital	1,594.9	810.8
Retained earnings	54.2	65.7
Accumulated other comprehensive earnings (loss)	1.0	(0.8)
Total shareholders' equity	1,650.1	875.7
Noncontrolling interests	—	1,063.7
Total equity	1,650.1	1,939.4
Total liabilities and equity	$3,750.0	$3,762.0

SCHEDULE II
BLACK KNIGHT, INC.
Condensed Consolidated Statements of Earnings
(Unaudited)
(In millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenues	$263.8	$267.1	$784.1	$764.5

Expenses:
Operating expenses	140.7	152.2	428.2	433.4
Depreciation and amortization	51.3	56.8	154.2	154.2
Transition and integration costs	4.0	1.1	8.5	2.2
Total expenses	196.0	210.1	590.9	589.8
Operating income	67.8	57.0	193.2	174.7
Other income and expense:
Interest expense	(14.1)	(16.9)	(44.8)	(50.6)
Other expense, net	(0.6)	(1.4)	(17.1)	(6.2)
Total other expense, net	(14.7)	(18.3)	(61.9)	(56.8)
Earnings before income taxes	53.1	38.7	131.3	117.9
Income tax expense	9.2	6.3	24.3	19.2
Net earnings	43.9	32.4	107.0	98.7
Less: Net earnings attributable to noncontrolling interests	29.2	21.2	71.9	64.7
Net earnings attributable to Black Knight	$14.7	$11.2	$35.1	$34.0

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Earnings per share:
Net earnings per share attributable to Black Knight common shareholders:
Basic	$0.22	$0.17	$0.52	$0.52
Diluted(1)	$0.21	$0.16	$0.51	$0.50
Weighted average shares of common stock outstanding:
Basic	67.9	65.9	67.7	65.9
Diluted(1)	68.5	67.9	152.7	67.8
______________

(1)
For the periods presented, potentially dilutive securities include unvested restricted stock awards and the shares of Class B common stock prior to the Distribution. The shares of Class B common stock did not share in the earnings or losses of Black Knight and were, therefore, not participating securities. Accordingly, basic and diluted net earnings per share of Class B common stock have not been presented. The numerator in the diluted net earnings per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the shares of Class B common stock into shares of Class A common stock on a one-for-one basis, prior to the Distribution, for the nine months ended September 30, 2017. The expected effective tax rate for the nine months ended September 30, 2017 was 41.1%, including certain discrete items recorded during the period. The denominator includes approximately 84.4 million shares of Class B common stock outstanding for the nine months ended September 30, 2017. However, the approximately 83.7 million shares of Class B common stock for the three months ended September 30, 2017 and 84.8 million shares of Class B common stock for the three and nine months ended September 30, 2016 have been excluded in computing diluted net earnings per share because including them on an "if-converted" basis would have an anti-dilutive effect. The denominator also includes the dilutive effect of approximately 0.6 million shares of unvested restricted shares of common stock for the three and nine months ended September 30, 2017 and approximately 2.0 million and 1.9 million shares for the three and nine months ended September 30, 2016, respectively.

Nine months ended September 30, 2017
Earnings before income taxes	$131.3
Income tax expense excluding the effect of noncontrolling interests	54.0
Net earnings	$77.3
Diluted shares	152.7
Diluted net earnings per share	$0.51

SCHEDULE III
BLACK KNIGHT, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Nine months ended September 30,
	2017	2016
Cash flows from operating activities:
Net earnings	$107.0	$98.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	154.2	154.2
Amortization of debt issuance costs, bond premium and original issue discount	2.5	2.0
Loss on extinguishment of debt, net	12.6	—
Deferred income taxes, net	4.8	3.7
Equity-based compensation	14.2	9.5
Changes in assets and liabilities:
Trade and other receivables, including receivables from related parties	(19.9)	(23.1)
Prepaid expenses and other assets	3.1	(7.0)
Deferred contract costs	(35.6)	(41.1)
Deferred revenues	27.6	15.8
Trade accounts payable and other accrued liabilities	(30.7)	(2.2)
Net cash provided by operating activities	239.8	210.5
Cash flows from investing activities:
Additions to property and equipment	(5.3)	(24.0)
Additions to computer software	(37.1)	(31.9)
Business acquisitions, net of cash acquired	—	(150.2)
Other investing activities	(4.0)	—
Net cash used in investing activities	(46.4)	(206.1)
Cash flows from financing activities:
Borrowings	400.0	55.0
Senior Notes redemption	(390.0)	—
Senior Notes redemption fee	(18.8)	—
Debt service payments	(25.9)	(138.0)
Distributions to members	(75.3)	(48.5)
Purchases of treasury stock	(46.6)	—
Capital lease payments	(11.6)	—
Tax withholding payments for restricted share vesting	(4.3)	—
Debt issuance costs	(8.6)	—
Net cash used in financing activities	(181.1)	(131.5)
Net increase (decrease) in cash and cash equivalents	12.3	(127.1)
Cash and cash equivalents, beginning of period	133.9	186.0
Cash and cash equivalents, end of period	$146.2	$58.9
Supplemental cash flow information:
Interest paid	$(45.2)	$(39.6)
Income taxes paid, net	$(13.6)	$(16.0)

SCHEDULE IV
BLACK KNIGHT, INC.
Segment Information
(Unaudited)
(In millions)

	Three months ended September 30, 2017
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$224.5	$40.3	$(1.0)	(1)	$263.8
Expenses:
Operating expenses	93.0	32.7	15.0		140.7
Transition and integration costs	—	—	4.0		4.0
EBITDA	131.5	7.6	(20.0)		119.1
Depreciation and amortization	24.3	3.7	23.3	(2)	51.3
Operating income (loss)	107.2	3.9	(43.3)		67.8
Interest expense					(14.1)
Other expense, net					(0.6)
Earnings before income taxes					53.1
Income tax expense					9.2
Net earnings					$43.9
________________________
Note: The Software Solutions segment was formerly known as the Technology segment.
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Three months ended September 30, 2016
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$221.0	$47.6	$(1.5)	(1)	$267.1
Expenses:
Operating expenses	95.9	39.2	17.1		152.2
Transition and integration costs	—	—	1.1		1.1
EBITDA	125.1	8.4	(19.7)		113.8
Depreciation and amortization	29.0	2.1	25.7	(2)	56.8
Operating income (loss)	96.1	6.3	(45.4)		57.0
Interest expense					(16.9)
Other expense, net					(1.4)
Earnings before income taxes					38.7
Income tax expense					6.3
Net earnings					$32.4
________________________
Note: The Software Solutions segment was formerly known as the Technology segment.
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE IV (CONTINUED)
BLACK KNIGHT, INC.
Segment Information
(Unaudited)
(In millions)

	Nine months ended September 30, 2017
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$665.6	$122.1	$(3.6)	(1)	$784.1
Expenses:
Operating expenses	277.7	99.2	51.3		428.2
Transition and integration costs	—	—	8.5		8.5
EBITDA	387.9	22.9	(63.4)		347.4
Depreciation and amortization	74.9	11.0	68.3	(2)	154.2
Operating income (loss)	313.0	11.9	(131.7)		193.2
Interest expense					(44.8)
Other expense, net					(17.1)
Earnings before income taxes					131.3
Income tax expense					24.3
Net earnings					$107.0
________________________
Note: The Software Solutions segment was formerly known as the Technology segment.
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Nine months ended September 30, 2016
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$636.6	$133.7	$(5.8)	(1)	$764.5
Expenses:
Operating expenses	273.2	111.7	48.5		433.4
Transition and integration costs	—	—	2.2		2.2
EBITDA	363.4	22.0	(56.5)		328.9
Depreciation and amortization	80.2	6.5	67.5	(2)	154.2
Operating income (loss)	283.2	15.5	(124.0)		174.7
Interest expense					(50.6)
Other expense, net					(6.2)
Earnings before income taxes					117.9
Income tax expense					19.2
Net earnings					$98.7
________________________
Note: The Software Solutions segment was formerly known as the Technology segment.
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE V
BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In millions)

Reconciliation of Revenues to Adjusted Revenues /
Adjusted Revenues Excluding the Effect of the Property Insight Realignment

	Three months ended September 30,		Nine months ended September 30,
Consolidated:	2017	2016	2017	2016
Revenues	$263.8	$267.1	$784.1	$764.5
Deferred revenue purchase accounting adjustment	1.0	1.5	3.6	5.8
Adjusted Revenues	264.8	268.6	787.7	770.3
Effect of Property Insight realignment	—	(8.3)	—	(23.3)
Adjusted Revenues Excluding the Effect of the Property Insight Realignment	$264.8	$260.3	$787.7	$747.0
Adjusted Revenues Growth Excluding the Effect of the Property Insight Realignment	2%		5%

	Three months ended September 30,		Nine months ended September 30,
Data and Analytics:	2017	2016	2017	2016
Adjusted Revenues	$40.3	$47.6	$122.1	$133.7
Effect of Property Insight realignment	—	(8.3)	—	(23.3)
Adjusted Revenues Excluding the Effect of the Property Insight Realignment	$40.3	$39.3	$122.1	$110.4
Adjusted Revenues Growth Excluding the Effect of the Property Insight Realignment	3%		11%

Reconciliation of Net Earnings to Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net earnings	$43.9	$32.4	$107.0	$98.7
Depreciation and amortization	51.3	56.8	154.2	154.2
Interest expense	14.1	16.9	44.8	50.6
Income tax expense	9.2	6.3	24.3	19.2
Other expense, net	0.6	1.4	17.1	6.2
EBITDA	119.1	113.8	347.4	328.9
Deferred revenue purchase accounting adjustment	1.0	1.5	3.6	5.8
Equity-based compensation	4.1	3.4	14.4	9.5
Debt and/or equity offering expenses	2.4	0.5	5.8	0.6
Spin-off related transition costs	1.6	—	2.7	—
Acquisition-related costs	—	0.6	—	1.6
Adjusted EBITDA	$128.2	$119.8	$373.9	$346.4
Adjusted EBITDA Margin	48.4%	44.6%	47.5%	45.0%

SCHEDULE VI
BLACK KNIGHT, INC.
Reconciliation of Net Earnings to Adjusted Net Earnings
(Unaudited)
(In millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net earnings	$43.9	$32.4	$107.0	$98.7
Depreciation and amortization purchase accounting adjustment	23.3	24.9	68.2	65.0
Deferred revenue purchase accounting adjustment	1.0	1.5	3.6	5.8
Equity-based compensation	4.1	3.4	14.4	9.5
Debt and/or equity offering expenses	2.4	0.5	18.5	0.6
Spin-off related transition costs	1.6	—	2.7	—
Acquisition-related costs	—	0.6	—	1.6
Legal and regulatory matters	0.5	1.3	4.0	6.2
Income tax expense adjustment	(22.5)	(20.0)	(65.4)	(57.2)
Adjusted Net Earnings	$54.3	$44.6	$153.0	$130.2

Adjusted Net Earnings Per Share	$0.36	$0.29	$1.00	$0.85
Weighted Average Adjusted Shares Outstanding	152.2	152.7	152.7	152.7

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